                                                                 EXHIBIT 99.d(v)

                              AMENDMENT NUMBER 4 TO
                         INVESTMENT MANAGEMENT AGREEMENT

      Pursuant to the Investment Management Agreement between Hartford Investment Financial Services Company ("HIFSCO") and The Hartford Mutual Funds, Inc. (formerly known as ITT Hartford Mutual Funds, Inc.) dated March 3, 1997, as amended (the "Agreement"), The Hartford Global Health Fund and The Hartford Global Technology Fund are hereby included in the definition of Portfolio. All provisions in the Agreement shall apply to the management of The Hartford Global Health Fund and The Hartford Global Technology Fund except as stated below.

      The advisory fee for the two new portfolios shall be accrued daily and paid monthly, based upon the following annual rates and upon the calculated daily net asset value of the Fund:

         Net Asset Value                                      Annual Rate
         ---------------                                      -----------
         First $500,000,000                                    1.00%
         Next $500,000,000                                      .95%
         Amount Over $1 Billion                                 .90%

      This amended Agreement is effective for a period of two years from the date hereof and shall continue in effect thereafter in accordance with the provisions of Section 9 of the Agreement.

      IN WITNESS WHEREOF, the parties hereto have caused this amendment to be executed on the 27th day of April, 2000.

HARTFORD INVESTMENT FINANCIAL SERVICES COMPANY


By: /s/ Andrew W. Kohnke
   --------------------------------------
    Andrew W. Kohnke
    Senior Vice President, Investments

THE HARTFORD MUTUAL FUNDS, INC.
on behalf of:
The Hartford Global Health Fund
The Hartford Global Technology Fund


By:  /s/ David M. Znamierowski
   --------------------------------------
         David M. Znamierowski
         President